EXHIBIT 6.8

SEVENTH AMENDMENT TO LOAN DOCUMENTS

THIS SEVENTH AMENDMENT TO LOAN DOCUMENTS (this “Agreement”) is entered into as of July 2, 2024 (the “Effective Date”), by and between IRON BRIDGE MORTGAGE FUND, LLC, an Oregon limited liability company (“Borrower”), on the one hand, and UMPQUA BANK, an Oregon state-chartered bank (“Lender”), on the other hand.

RECITALS

1. Lender heretofore extended to Borrower a revolving line of credit in the original maximum principal amount of Forty Million and No/100 Dollars ($40,000,000.00) (the “Loan” or “Revolving Line of Credit”), which Revolving Line of Credit is evidenced by, without limitation, that certain Promissory Note dated as of May 7, 2021, executed by Borrower in favor of Lender (together with any and all amendments thereto or modifications thereof, the “Note”).

2. In connection with the Loan, Borrower also executed and delivered to and in favor of Lender that certain Business Loan and Security Agreement (Revolving Line of Credit) dated May 7, 2021 (together with any and all amendments thereto or modifications thereof, the “Loan Agreement”), pursuant to which, among other things, Borrower granted to Lender a security interest in the Collateral (as defined in the Loan Agreement) to secure Borrower’s obligations to Lender in connection with the Loan.

3. Lender perfected its interest in and to the Collateral by causing to be filed a UCC-1 financing statement with the Oregon Secretary of State on July 26, 2021 as Filing No. 92877891 (the “UCC Financing Statement”). Lender’s security interest in the Collateral is first in priority and duly perfected under applicable Law.

4. The Loan Agreement and Note were previously amended pursuant to that certain First Amendment to Loan Documents dated August 10, 2021 (the “First Amendment”) executed by Borrower and Lender, whereby, among other things, the Credit Limit (as defined in the Loan Agreement) of the Revolving Line of Credit was increased to $50,000,000.00.

5. The Loan Agreement and Note were previously amended pursuant to that certain Second Amendment to Loan Documents dated January 28, 2022 (the “Second Amendment”) executed by Borrower and Lender, whereby, among other things, the Credit Limit of the Revolving Line of Credit was increased to $60,000,000.00.

6. The Loan Agreement and Note were previously amended pursuant to that certain Third Amendment to Loan Documents dated June 8, 2022 (the “Third Amendment”) executed by Borrower and Lender, whereby, among other things, the Credit Limit of the Revolving Line of Credit was increased to $75,000,000.00, and the Maturity Date (as defined in the Loan Agreement) of the Revolving Line of Credit was extended to May 5, 2024.

7. The Note was previously amended pursuant to that certain Fourth Amendment to Loan Documents dated February 16, 2023 (the “Fourth Amendment”) executed by Borrower and Lender, whereby, among other things, a temporary interest rate ceiling was provided.

8. The Loan Agreement and Note was previously amended pursuant to that certain Fifth Amendment to Loan Documents dated June 29, 2023 (the “Fifth Amendment”) executed by Borrower and Lender, whereby, among other things, (i) Lender waived the reporting requirement failures by Borrower, (ii) the Maturity Date of the Revolving Line of Credit was extended to May 5, 2025, (ii) the Credit Limit of the Revolving Line of Credit was reduced to $60,000,000.00, (iii) certain financial reporting requirements applicable to the Borrower were modified, and (iv) the previously provided temporary interest rate ceiling applicable to the Note was extended, all as more particularly set forth therein.

9. The Note was previously amended pursuant to that certain Sixth Amendment to Loan Documents dated January 5, 2024 (the “Sixth Amendment”) executed by Borrower and Lender, whereby, among other things, the previously provided temporary interest rate ceiling applicable to the Note was extended, as more particularly set forth therein.

10. The Loan Agreement, Note, UCC Financing Statement, First Amendment, Second Amendment, Third Amendment, Fourth Amendment, Fifth Amendment, Sixth Amendment, and all other assignments, agreements, instruments and other documents executed by Borrower in connection with the Revolving Line of Credit shall at times hereinafter be referred to collectively as the “Loan Documents.”

11. Borrower has requested that Lender amend the Loan Documents to, among other things, (i) increase the Credit Limit of the Revolving Line of Credit to $80,000,000.00, (ii) extend the Maturity Date of the Revolving Line of Credit to May 5, 2026, (iii) modify certain provisions relating to the Borrowing Base, and (iv) modify certain financial covenants applicable to the Revolving Line of Credit. Lender is willing to agree to such requests, subject to the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby agree as follows:

1. Recitals; Defined Terms.

The recitals are incorporated herein by this reference as are all exhibits. Borrower agrees and acknowledges that the factual information recited above is true and correct. Except as may be otherwise expressly defined in this Agreement, all terms used in this Agreement beginning with a capital letter shall have the meanings ascribed to them in the Loan Agreement.

2. Borrower Acknowledgments as to Obligations and Other Matters.

a. Borrower acknowledges, confirms and agrees that as of June 21, 2024, the total outstanding principal balance of the Note is $46,943,426.48, plus accrued and unpaid interest thereon.

b. Borrower specifically acknowledges, confirms and agrees that they do not have any valid offset or defense to the obligations, indebtedness and liability under the Loan Documents.

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3. Reaffirmation of Obligations.

This Agreement is, in part, a reaffirmation of the obligations, indebtedness and liability of Borrower to Lender as evidenced by the Loan Agreement and the other Loan Documents. Therefore, Borrower represents, warrants, acknowledges and agrees that, except as specified herein, all of the terms and conditions of the Loan Documents are and shall remain in full force and effect, without waiver or modification of any kind whatsoever, and are ratified and confirmed in all respects.

4. Increase of Credit Limit.

a. The maximum principal amount of the Credit Limit shall be increased from $60,000,000.00 to $80,000,000.00. The Revolving Line of Credit, as so increased, shall be disbursed and otherwise administered in accordance with and subject to the terms of the Loan Agreement and other Loan Documents.

b. Any and all references in the Loan Agreement, the Note, and the other Loan Documents to the Credit Limit and/or the maximum amount of the Revolving Line of Credit of with “Sixty Million and No/100 Dollars ($60,000,000.00)” and “$60,000,000.00” shall be replaced with “Eighty Million and No/100 Dollars ($80,000,000.00)” and “$80,000,000.00”, respectively.

5. Amendments to Loan Agreement.

a. The definition of “Advance Rate” in Section 1 of the Loan Agreement is hereby deleted in its entirety and replaced with the following

“’Advance Rate’ shall mean up to seventy-five percent (75%) of the unpaid principal balance of the Eligible Receivables under the Borrowing Base, subject to certain terms and conditions of this Agreement, including, but not limited to, the restrictions set forth in Schedule 2 attached hereto and incorporated herein by this reference.”

b. A new definition for “Collateral Loan (New Construction)” is hereby added to Section 1 of the Loan Agreement to state the following:

“’Collateral Loan (New Construction)’ shall mean a Collateral Loan where the Underlying Collateral consists of new construction of a single family residential property or a one to four unit multi-family residential property.”

c. The definition of “Initial Maturity Date” in Section 1 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“’Initial Maturity Date’ means May 5, 2026, or earlier acceleration upon the terms and conditions set forth in the Note.”

d. The definition of "Loan Fee" in Section 1 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

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“'Loan Fee' means the sum of $59,000.00 at Loan Closing and thereafter three sixteenths of one percent (0.1875%) of the Credit Limit per year, payable by Borrower to Lender on an annual basis for the making of the Loan, which amounts, respectively, shall be initially payable at Loan Closing and funded as part of the Initial Advance, and payable each annual period thereafter on each anniversary of the date of this Agreement, provide, however, the Loan Fee due for the annual period ending on May 5, 2025 shall be $150,000.00. Each payment of the Loan Fee shall be deemed fully earned by Lender upon receipt and non-refundable to Borrower. For the avoidance of doubt, in the event Borrower and Lender agree in writing to modify the Credit Limit, the annual portion of such Loan Fee shall be prorated by Lender for the number of months remaining based on the modified Credit Limit."

e. Section 4.12 of the Loan Agreement entitled “Extension Option” is hereby deleted in its entirety and replaced with the following:

“4.12 Extension Option. If the Maturity Date is not extended pursuant to a written agreement by Borrower and Lender on or before November 5, 2025, then Borrower shall have the option to extend the Maturity Date by an additional six (6) month period upon Borrower’s satisfaction of the following conditions: (i) no Event of Default (or event which, with the giving of notice or the passage of time, or both, would become an Event of Default) exists under any of the Loan Documents, (ii) Borrower makes a written request to Lender for an extension not less than ninety (90) days or before the Maturity Date, (iii) Borrower pays an extension fee in the amount of $75,000.00 to Lender, (iv) Borrower has not executed any other extension with Lender of the Maturity Date, (v) Borrower executes and delivers to Lender such documents and instruments reasonably required by Lender to evidence such extension, and (vi) Borrower reimburses Lender for any fees and costs incurred by Lender in the granting and documenting of any such extension.”

f. Section 6.18.1 of Schedule 6.18 attached to the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“6.18.1 DEBT TO TANGIBLE NET WORTH. At all times during the term of the Loan, Borrower shall maintain a Debt to Tangible Net Worth Ratio of not more than 1.25 to 1.00, calculated as of the last day of each fiscal quarter, beginning with the fiscal quarter ending September 30, 2024. Borrower’s Debt to Tangible Net Worth shall be calculated based upon, among other things, the Financial Statements delivered by Borrower to Lender in accordance with Schedule 6.5, above. Borrower shall deliver to Lender any other documentation and evidence as shall be satisfactory to Lender, in Lender’s reasonable opinion and judgment, evidencing Borrower’s compliance with the minimum requirement set forth in this Section 6.18.1.”

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g. The definition of “Preferred Returns” under Section 6.18.3 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“’Preferred Returns’ means all regularly scheduled preferred return payments due to equity holders of Borrower.”

h. A new Section 6.18.4 is hereby added to Schedule 6.18 attached to the Loan Agreement to state the following:

“6.18.4 POOLED COLLATERAL LOAN LOOK THROUGH COVENANT. Borrower shall maintain a Pooled Collateral Loan Look Through Coverage Ratio of no less than 1.00 to 1.00, calculated as of the last day of each fiscal quarter, beginning with the fiscal quarter ending September 30, 2024. Borrower’s Pooled Collateral Loan Look Through Coverage Ratio shall be calculated based upon, among other things, the Financial Statements delivered by Borrower to Lender in accordance with Schedule 6.5, above. Borrower shall deliver to Lender any other documentation and evidence as shall be satisfactory to Lender, in Lender’s reasonable opinion and judgment, evidencing Borrower’s compliance with the minimum requirement set forth in this Section 6.18.4. In the event Borrower does not satisfy the minimum Pooled Collateral Loan Look Through Coverage Ratio, Borrower may cure such breach by demonstrating compliance as of the most recent month-end period within sixty 60) days of being notified of non-compliance by Lender.”

i. The following definitions are hereby added to the bottom of Schedule 6.18, in alphabetical order, to state the following:

“‘Per Collateral Loan Limit’ shall mean a specified amount assigned to a Collateral Loan for calculating the Pooled Collateral Loan Look Through Value, as determined by the following:

(A) If Lender is in possession of an Appraisal performed by a state certified or licensed appraiser acceptable to Lender that provides for an as-complete value of the Underlying Collateral securing a Collateral Loan, the Per Collateral Loan Limit shall equal the lesser of (1) the unpaid principal balance of such Collateral Loan, (2) eighty-five percent (85%) of the appraised as-complete value of the Underlying Collateral securing such Collateral Loan, or (3) $1,000,000.00; or

(B) Otherwise, the Per Collateral Loan Limit shall equal the lesser of (1) the unpaid principal balance of such Collateral Loan, (2) eighty-five percent of the lesser of (a) the purchase price of the Underlying Collateral securing such Collateral Loan, (b) the Borrower’s estimated pre-renovation value of the Underlying Collateral securing such Collateral Loan, which value may be subject to a 3rd party valuation review acceptable to Lender in its sole opinion and judgment, or (c) the appraised pre-renovation value of the Underlying Collateral securing such Collateral Loan performed by a state certified or licensed appraiser acceptable to Lender in its sole opinion and judgment, or (3) $400,000.00 with the evaluation of the pre-renovation value acceptable to Lender in its sole opinion and judgment or $1,000,000.00 with an Appraisal of the pre-renovation value performed by a state certified or licensed appraiser acceptable to Lender in its sole opinion and judgment.

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Notwithstanding the foregoing, Lender may, in its sole discretion, make adjustments to the Per Collateral Loan Limit to take into account any potential offsets, including, but not limited to, interest reserve funds, owed to Collateral Loan Obligors of Collateral Loans.

’Pooled Collateral Loan Look Through Ratio’ shall mean the ratio of Pooled Collateral Loan Look Through Value to the lesser of (1) the Credit Limit, and (2) the Borrowing Base.

‘Pooled Collateral Loan Look Through Value’ shall mean the aggregate sum of the Per Collateral Loan Limit of all Collateral Loans pledged to Lender hereunder where (1) the Borrower’s security interest in the Underlying Collateral is in first position and (2) such Underlying Collateral consists of either a single family residential property or a one to four unit multi-family residential property either existing or under construction.”

j. Schedule 2 of the Loan Agreement is hereby deleted in its entirety and replaced in the same form and content as set forth in Exhibit “A” attached hereto and incorporated herein by this reference.

k. Exhibit “I” of the Loan Agreement is hereby deleted in its entirety and replaced in the same form and content as set forth in Exhibit “B” attached hereto and incorporated herein by this reference.

6. Amendments to Note.

a. The definition of "Maturity Date" in Section 1 of the Note is hereby deleted in its entirety and replaced with the following:

“’Maturity Date’ means May 5, 2026.”

7. Agreement as a Loan Document.

From and after the Effective Date of this Agreement, this Agreement and any other documents and instruments executed in connection herewith shall each constitute one of the “Loan Documents.”

8. Effective Date of Agreement.

This Agreement and the amendments provided for herein shall be effective as of the Effective Date, subject to the timely and complete satisfaction of each and all of the conditions precedent set forth in Section 10 of this Agreement.

9. Borrower’s Representations and Warranties.

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Borrower hereby represents and warrants to Lender and covenant and agree with Lender as follows:

a. Borrower has full legal right, power and authority to enter into and perform this Agreement. The execution and delivery of this Agreement by Borrower and the consummation by Borrower of the transactions contemplated hereby have been duly authorized by all necessary action by or on behalf of Borrower. This Agreement is a valid and binding obligation of Borrower enforceable against Borrower in accordance with its terms, except as enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization or other similar laws relating to or affecting the enforcement of creditors' rights and (ii) by general principles of equity.

b. Neither the execution and delivery of this Agreement by Borrower, nor the consummation by Borrower of the transactions contemplated hereby, conflicts with or constitutes a violation or a default under any material Law applicable to Borrower, or any contract, commitment, agreement, arrangement or restriction of any kind to which Borrower is a party, by which Borrower is bound or to which any of Borrower’s property or assets is subject.

c. There are no actions, suits, or proceedings pending, or threatened in writing, against or affecting the Borrower, or involving the validity or enforceability of any of the Loan Documents, except actions, suits, and proceedings that are fully covered by insurance or which, if adversely determined, would not substantially impair the ability of Borrower to perform its obligations under the Loan Documents, and Borrower is not in default with respect to any material order, writ, injunction, decree or demand of any court or any Governmental Agency.

d. Borrower hereby reaffirms and confirms that the representations and warranties of Borrower contained in the Loan Documents are true, correct and complete in all material respects as of the date of this Agreement (without duplication of any materiality qualifiers).

e. Borrower is in full and complete compliance with the terms, covenants, provisions and conditions of the Loan Agreement, the Note and the other Loan Documents to which they are a party.

All covenants, representations and warranties of Borrower herein are incorporated by reference and hereby made a part of the Loan Agreement.

10. Conditions Precedent to Effectiveness of Agreement.

The effectiveness of this Agreement shall be expressly conditioned upon the following having occurred or Lender having received all of the following on or before July 13, 2024, in form and content satisfactory to Lender and its counsel, in its or their reasonable discretion, and suitable for filing or recording, as the case may be, as required:

a. This Agreement, fully executed by Borrower;

b. Borrower shall pay to Lender its annual Loan Fee assessed pursuant to the terms and conditions of the Loan Agreement for the annual period beginning May 5, 2024 and ending May 5, 2025 in the amount of $150,000.00, which fee shall be deemed fully earned by Lender and non-refundable to Borrower upon receipt;

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c. Resolutions, certifications and/or other authorizations of Borrower, Borrower’s members and such other Persons as Lender shall request, evidencing, without limitation, approval and authorization of the transactions contemplated hereunder and the documents and instruments to be executed by Borrower in connection herewith; and

d. Payment of the fees and costs of Lender in connection with the preparation, negotiation, administration and execution of this Agreement including, but not limited to, attorneys’ fees, and other costs and fees of other professionals retained by Lender.

11. General Release of Lender.

a. Except as to the obligations imposed upon Lender, as provided herein, Borrower on behalf of itself, its respective successors and assigns, and each of them, does hereby forever relieve, release, acquit and discharge Lender and its predecessors, successors and assigns, and their respective past and present attorneys, accountants, insurers, representatives, affiliates, partners, subsidiaries, officers, employees, directors, and shareholders, and each of them (collectively, the “Released Parties”), from any and all claims, debts, liabilities, demands, obligations, promises, acts, agreements, costs and expenses (including, but not limited to, attorneys’ fees), damages, injuries, actions and causes of action, of whatever kind or nature, whether legal or equitable, known or unknown, suspected or unsuspected, contingent or fixed, which Borrower now owns or holds or has at any time heretofore owned or held or may at any time hereafter own or hold against the Released Parties, or any of them, by reason of any acts, facts, transactions or any circumstances whatsoever occurring or existing through the date of this Agreement, including, but not limited to, those based upon, arising out of, appertaining to, or in connection with the Recitals above, the Loan, the Loan Documents, the facts pertaining to this Agreement, any collateral heretofore granted to Lender or granted in connection herewith, or to any other obligations of Borrower to Lender.

12. Miscellaneous.

a. Section headings used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

b. This Agreement may be executed in one or more counterparts but all of the counterparts shall constitute one agreement; provided, however, this Agreement shall not be effective and enforceable unless and until it is executed by all parties hereto.

c. This Agreement and the other documents and instruments executed in connection therewith constitute the product of the negotiation of the parties hereto and the enforcement hereof shall be interpreted in a neutral manner, and not more strongly for or against any party based upon the source of the draftsmanship hereof.

d. This Agreement shall be binding upon and inure to the benefit of Lender, Borrower, and their respective successors and assigns, except that Borrower shall not assign its rights hereunder or any interest therein without the prior written consent of Lender.

e. This Agreement is not a novation, nor, except as expressly provided in this Agreement, is it to be construed as a release or modification of any of the terms, conditions, warranties, waivers or rights set forth in the Loan Documents. Nothing contained in this Agreement shall be deemed to constitute a waiver by Lender of any required performance by Borrower of any Event of Default or default heretofore or hereafter occurring under or in connection with the other Loan Documents. In the event there is a conflict in any term, condition or provision of this Agreement, on the one hand, and the Loan Agreement, or any of the other Loan Documents, on the other hand, the terms, conditions and provisions of this Agreement are to control.

[Signature Page Follows]

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IN WITNESS WHEREOF, Borrower and Lender have executed and delivered this Agreement as of the date set forth above.

BORROWER:

IRON BRIDGE MORTGAGE FUND, LLC

an Oregon limited liability company

By:	Iron Bridge Management Group, LLC, an Oregon limited liability company
Its:	Manager

	By:	/s/ Gerard Stascausky
	Name:	Gerard Stascausky
	Its:	Managing Member

LENDER:

UMPQUA BANK,

an Oregon state-chartered bank

By:	/s/ Ken Vogt
Name:	Ken Vogt
Its:	Senior Vice President

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EXHIBIT “A”

Schedule 2

Ineligible Receivables

Without limitation, the following shall not be included in Eligible Receivables:

(a) Any Collateral Loan which has incomplete loan documentation or for which any loan documentation is not fully executed;

(b) Any Collateral Loan to any Affiliate or principal of Borrower, or to any other entities where any Affiliates of Borrower or principals of Borrower are the beneficial owners;

(c) Any Collateral Loan for which any levy has been made on any Underlying Collateral therefor;

(d) Any Collateral Loan with an initial term of more than eighteen (18) months or any Collateral Loan that ages to a point where it is more than eighteen (18) months since its initial funding date; provided, however, such periods shall be extended to a maximum of twenty-four (24) months for any Collateral Loans (New Construction);

(e) Any Collateral Loan secured by real property located in a state or jurisdiction where non-judicial foreclosure is not an available remedy, taken in the aggregate with any other Collateral Loans secured by real property in a state or jurisdiction where non-judicial foreclosure is not an available remedy, that exceeds 10% of total Collateral Loans, as determined by Lender in its sole and absolute discretion;

(f) Any Collateral Loan with required payments that are more than thirty (30) days past due or where judicial or non-judicial foreclosure proceedings have been commenced;

(g) Any Collateral Loan that is not held and acknowledged by Custodian, provided, however, Lender shall permit, in its sole and absolute discretion, up to fifteen (15) Collateral Loans that are not held and acknowledged by Custodian to be Eligible Receivables, so long as (1) Lender has received a copy of the Collateral Loan Documents relating to such Collateral Loan(s), (2) it has not been more than thirty (30) days since such Collateral Loan(s) was originated, and (3) such Collateral Loan(s) do not constitute an Ineligible Receivable in accordance with this Schedule 2;

(h) Any Collateral Loan where the Custodian has not acknowledged receipt of either the original recorded Mortgage or escrow certified copy of the original recorded Mortgage within ninety (90) days of such Collateral Loan’s origination;

(i) Any Collateral Loan where the Custodian has not acknowledged receipt of the applicable title insurance policy within one hundred eighty (180) days of such Collateral Loan’s origination;

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(j) Any Collateral Loan secured by anything other than a (1st) first priority lien upon and/or security interest in an existing (i) single family residence with an occupancy permit, (ii) 1-4 unit multi-family residential property with an occupancy permit, or (iii) a new single family residence or one to four unit multi-family building under construction (subject to the New Build Sublimit);

(k) Any portion of a Collateral Loan (New Construction), taken in the aggregate with any other Collateral Loans (New Construction) already included in the Borrowing Base, that exceeds $8,000,000.00 (the “New Build Sublimit”);

(l) Any Collateral Loan made for a consumer purpose, as determined by Lender in its sole and absolute discretion, and/or with respect to which the Underlying Collateral, consists of an owner-occupied residence;

(m) Any portion of a Collateral Loan that is not a Collateral Loan (New Construction) that exceeds 90% of the lesser of (1) the purchase price of the single family residence or 1-4 unit residential property being financed, or (2) Borrower’s estimated pre-renovation value, which may be subject to a third party valuation review and acceptance by Lender;

(n) Any portion of a Collateral Loan (New Construction) that exceeds 70% of the lesser of (1) the appraised as-complete value of such Collateral Loan (New Construction), as determined by Lender in its sole and absolute opinion and judgment, or (2) Borrower’s estimated as complete value; provided, however, any single Advance on a Collateral Loan (New Construction) shall be limited to $1,000,000.00;

(o) Any portion of a Collateral Loan that is not a Collateral Loan (New Construction) where the maximum principal amount is in excess of $800,000.00;

(p) Any portion of a Collateral Loan (New Construction) where the maximum principal amount or appraised as complete value is in excess of $1,333,000.00;

(q) Any portion of a Collateral Loan that constitutes a potential offset, including, but not limited to, interest reserve funds, owed to a Collateral Loan Obligor for such Collateral Loan, as determined by Lender in its sole discretion;

(r) Unless otherwise approved by Lender in writing, any Collateral Loan, taken in the aggregate with any other Collateral Loans to the same Collateral Loan Obligor, that exceeds 5% of total Collateral Loans. For the avoidance of doubt, such 5% limit will be calculated by Lender by taking (i) the total Collateral Loans to a Collateral Loan Obligor that are Eligible Receivables, divided by (ii) the total Collateral Loans pledged to Lender under the Agreement; or

(s) Any Collateral Loan that is required to be removed as part of the Borrowing Base pursuant to the terms of this Agreement.

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EXHIBIT “B”

EXHIBIT “I”

Debt to Tangible Net Worth

Tangible Net Worth	As of: [DATE]
Total Assets	
Less: Intangible Assets	
less: Amounts due from Affiliates, Owners, and Employees	
Plus: Subordinated Debt	
Less: Total Liabilities	
Tangible Net Worth	

Total Debt	
Total Liabilities	
Less: Subordinated Debt	
Total Debt	

Debt to Tangible Net Worth	
Debt to Tangible Net Worth	
Maximum Debt to Tangible Net Worth	1.25
Compliance	[YES / NO]

Turnover Ratio

Turnover Ratio	[FQE DATE]	[FQE DATE]	[T6M DATE]
Collected and Applied Notes Receivable			
Average Utilization			
Turnover Ratio			
Minimum Turnover Ratio			1.00
Compliance			[YES / NO]

Interest and Preferred Return Coverage

Cash Flow	[FQE DATE]	[FQE DATE]	[FQE DATE]	[FQE DATE]	[T12M DATE]
Net Income					
Plus: Interest Expense					
Cash Flow					

Interest Expense and Preferred Returns					
Interest Expense					
Plus: Preferred Returns					
Interest Expense and Preferred Returns					

Interest Expense and Preferred Return Coverage	
Interest Expense and Preferred Return Coverage	
Minimum Interest Expense and Preferred Return Coverage	1.00
Compliance	[YES / NO]

This Compliance Certificate (this “Certificate”) is being delivered in connection with that certain Business Loan and Security Agreement (Revolving Line of Credit) dated May 7, 2021 (as amended and modified from time to time, the “Agreement”), executed by and between IRON BRIDGE MORTGAGE FUND, LLC, an Oregon limited liability company (“Borrower”), on the one hand, and UMPQUA BANK, an Oregon state-chartered bank (“Lender”), on the other hand. Capitalized terms used in this Certificate shall, unless otherwise indicated herein, have the meanings set forth in the Agreement. On behalf of Borrower, the undersigned certifies to Lender as of the last day of the reporting period indicated above that: (a) no Event of Default has occurred and is continuing; (b) all representations and warranties of Borrower contained in the Agreement and in the other Loan Documents are true and correct in all material respects; and (c) the information set forth above and all documents provided to Lender to substantiate the same are true, correct and complete.

BORROWER

IRON BRIDGE MORTGAGE FUND, LLC

an Oregon limited liability company

By:	Iron Bridge Management Group, LLC, an Oregon limited liability company
Its:	Manager

By:
Name:	Gerard Stascausky
Its:	Managing Member